Exhibit 99.1

350 SOUTH GRAND AVENUE, SUITE 5100 LOS ANGELES, CALIFORNIA 90071 PHONE: 213 687-7700 WWW.RSAC.COM FAX: 213 687-8792
NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Kim P. Feazle Investor Relations (713) 610-9937 (213) 576-2428 kfeazle@rsac.com investor@rsac.com

RELIANCE STEEL & ALUMINUM CO.
SIGNS AGREEMENT TO ENTER THE CHINESE MARKET
     Los Angeles, CA — October 10, 2005 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it has reached an agreement with New Wave Technologies Ltd. (“New Wave”), a Singapore public company, and its associate, Manufacturing Network Pte. Ltd. (“MNPL”), based in Singapore, to form a joint venture company, Reliance Pan Pacific, Pte. Ltd. Reliance Pan Pacific will be 70% owned by Reliance Steel & Aluminum Co. and 30% owned by MNPL. Upon completion of the transaction, it is expected that, subject to regulatory approvals, MNPL will sell its 100% interest in Everest Metals (Suzhou) Co., Ltd., a Chinese metals service center company, to Reliance Pan Pacific.
     Everest Metals was formed in 2001 and began processing and distributing primarily aluminum products to the electronics industry in 2002. Everest’s 2004 revenues were approximately $2.5 million. The transaction is expected to be finalized in early 2006, subject to the successful completion of due diligence and regulatory approvals, including the approvals of the People’s Republic of China and the shareholders of New Wave.
     Reliance’s Chief Executive Officer, David H. Hannah, said, “We are very excited about this opportunity that allows us to service our semiconductor and electronics customers that operate in China, and positions us well for future growth with an established company in a fast-growing market.”
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     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 100 locations in 31 states and Belgium and South Korea, the Company provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries.
     Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2005 Forbes Platinum 400 List of America’s Best Big Companies and was also named as one of “America’s Most Admired Companies” listed in the diversified wholesaler’s category in the March 7, 2005 issue of Fortune.
     This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company’s reports on file with the Securities and Exchange Commission.
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